Exhibit 10(35)
SHARE EXCHANGE AGREEMENT
relating to
BN MUNAI LLP
between
(1) COIN INVESTMENTS LIMITED
(2) TETHYS PETROLEUM LIMITED
and
(3) TETHYS KAZAKHSTAN LIMITED

THIS AGREEMENT (the “Agreement”) is made on 2007:-
BETWEEN
(1)	COIN INVESTMENTS LIMITED, (registration number # 13441 IBC 2006 dated 05.04.2006) a company incorporated in St. Vincent & Grenadines, with the following registration address: P.O. Box 1823, Paul’s Avenue, Kingstown, St. Vincent & Grenadines, (“Coin”);
and
(2)	TETHYS PETROLEUM LIMITED, a company existing under the laws of Guernsey (company number 41075) and having its registered office at P.O. Box 524, St. Peter Port, Guernsey, GY1 6EL (“Tethys”);
and
(3)	TETHYS KAZAKHSTAN LIMITED, a company existing under the laws of Guernsey (company number 41210) and having its registered office at P.O. Box 524, St. Peter Port, Guernsey, GY1 6EL (“TKL”) and currently a wholly owned subsidiary of Tethys.
INTRODUCTION
(A)	BN MUNAI LLP is a Kazakh limited liability partnership with registered office at Tulebaev Str. 65, Apt. 43, Almaty, Republic of Kazakhstan (“BNM). BNM currently owns a 100% interest in the Kyzyloi Production Contract, Akkulka Exploration Contract and Greater Akkulka (aka Kul-Bas) Exploration and Production Contract, these being oil and gas contracts relating to areas to the north west of the Aral Sea in western Kazakhstan. BNM is currently seventy percent (70%) owned by TKL and thirty percent (30%) owned by Coin in accordance with the Charter and Foundation Agreement of BNM dated 29.08.06, and re-registration certificate dated 25.09.006. The 30% ownership of BNM by the Coin is hereinafter referred to as the “Interest”;

(B)	Tethys wishes to acquire the Interest from Coin in accordance with the terms of this Agreement (the “Acquisition”);

(C)	In consideration for the acquisition of the Interest, Coin (or its nominees) are to be issued with certain Ordinary Shares par value £0.01 each in Tethys (the “Swap Shares”), these Swap Shares ranking equally in all respects with other Ordinary Shares in Tethys;

(D)	Tethys currently has 104,674,390 Ordinary Shares of par value £0.01 issued and outstanding (“Current Issued Capital”).
OPERATIVE PROVISIONS
          Acquisition and Swap

Tethys shall acquire, on behalf of TKL, the Interest in full, with all rights and obligations attaching thereto. Tethys shall register the Interest in the name of TKL.
In exchange for the Interest, Tethys shall issue to Coin (or its nominees) the Swap Shares totalling thirty million (30,000,000) Ordinary Shares, of par value £0.01 in Tethys, credited as fully paid. These will be new shares issued in Tethys and will result in the total number of Ordinary Shares of par value £0.01 issued and outstanding (based on the Current Issued Capital) being 134,674,390.
So far as may be necessary to give effect to the provisions of this Agreement Coin, Tethys and TKL hereby waive any and all pre-emption rights in respect of the Interest or the Swap Shares contained in the constituent documents of BNM or of Tethys or of TKL and in any agreement to which any of them is a party.
Completion
Completion of the acquisition of the Interest in exchange for the Swap Shares shall take place after the signing of this Agreement when:
Tethys receives confirmation from BNM or from Coin, in a form which is acceptable to Tethys, acting reasonably and in good faith, that the Kazakhstan State do not wish to exercise any pre-emptive rights it may have with respect to the Acquisition; and
TKL becomes registered as the legal owner of the Interest with the Charter and Foundation Agreement of BNM being duly amended, and with these amended documents being duly registered in the appropriate court in Kazakhstan with BNM being re-registered with TKL owning 100% of the BNM; and
Coin (or its nominees) adhere to the Shareholders Agreement (the “Shareholders Agreement”) between CanArgo Limited, the Investors and Tethys Petroleum Limited dated 24.01.07 by way of execution of a deed of adherence substantially in the form to that outlined in the Shareholders Agreement; and
the Swap Shares are issued to and registered in the name of Coin (or its nominees) in full and marked as fully paid.
Tethys undertakes that it will issue the Swap Shares to Coin (or its nominee) immediately, and certainly within two (2) business days of the events in Clauses 2.1 (a), (b) and (c) being reasonably satisfied.
Coin undertakes to inform Tethys in writing of the names and details of any nominees to which it may wish to allocate its Swap Shares, and Tethys undertakes to allocate, issue and register such shares accordingly.
If the events detailed in Clauses 2.1 (a), (b) and (c) have not been reasonably satisfied by 31st December 2007, this Agreement shall terminate and all obligations on the parties shall cease, save that if any portion of the Interest, or perceived title to the Interest has transferred or may be deemed to have been transferred from Coin to Tethys or TKL, then this Agreement will remain in full force and effect to ensure Completion takes place (for whatever portion of the Interest is appropriate) or else, at Coin’s election, Tethys or TKL will take all reasonable steps to re-register the Interest with Coin and return the status-quo.
WARRANTIES AND REPRESENTATIONS
In consideration of Tethys agreeing to acquire the Interest on the terms of this Agreement, Coin warrants, represents and undertakes to Tethys that:-

it is the beneficial owner of the Interest and there is not now, nor has there been, any agreement or arrangement to create, any pledge, lien, charge, encumbrance or other third party right on, over or affecting the Interest and no claim has been made by any person to be entitled to any of the foregoing;
the Interest represents its entire interest in BNM and that it has no other interest, direct or indirect, legal or beneficial, therein;
(i) it will not be in default, under its Memorandum and Articles of Association; (ii) it has not previously transferred to any other party or encumbered, voluntarily or involuntarily, all or any part of the Interest; (iii) subject to the matters set forth in this Agreement and applicable law, it holds beneficial title to the Interest and will transfer the Interest to Tethys free and clear of any mortgages, liens, charges, encumbrances or title defects of any nature whatsoever; and (iv) subject to the matters set forth in this Agreement and applicable law, Tethys shall receive good title to the Interest;
(i) this Agreement has been duly executed and delivered by it and the consummation by such party of the transactions contemplated by this Agreement will not violate any statute or law or any judgement, decree, order, regulation or rule of any court or governmental authority by which such party is bound or the charter, bylaws or other instruments under which such party is formed and its activities are governed; and (ii) this Agreement constitutes a valid and binding agreement of such party and is enforceable against such party in accordance with the terms hereof (subject to applicable bankruptcy laws and similar laws granting relief to debtors or affecting the rights of creditors, and the equitable powers of court with proper jurisdiction);
In relation to the Swap Shares to be allotted to Coin (or its nominees), Coin warrants, represents and undertakes to Tethys that:-
it is willing and able to bear the economic risk of an investment in the Swap Shares and has no immediate need for liquidity in such investment. In making this statement, Coin has taken into account that (i) they may have to hold the Swap Shares for an indefinite period and (ii) they could experience a complete loss of their investment in the Swap Shares. By reason of the business and financial experience of Coin, they have such knowledge, sophistication and experience in business and financial matters to enable them to evaluate the merits and risks of the investment in the Swap Shares;
it has evaluated the risks of an investment in the Swap Shares and has relied on no information supplied by or on behalf of Tethys.
In consideration of Coin agreeing to acquire the Swap Shares on the terms of this Agreement, Tethys warrants, represents and undertakes to Coin that:-
the Swap Shares will be fully paid and there is not now, nor is there any agreement or arrangement to create, any pledge, lien, charge, encumbrance or other third party right on over or affecting any of the Swap Shares and no claim has been made by any person to be entitled to any of the foregoing;
the Swap Shares will be new shares issued by Tethys and will rank equally, and have all rights and privileges attaching to other Ordinary Shares ;
(i) it will not be in default, under its Memorandum or Articles of Association, or any other existing agreements; (ii) it has not previously transferred to any other party or encumbered, voluntarily or involuntarily, all or any part of the Swap Shares; (iii) it is able to issue the Swap Shares and has, and will ensure that it maintains, during the term of this Agreement, sufficient authorised share capital to issue the Swap Shares without any restrictions and to register the Swap Shares in the name of Coin (or its nominees), subject to any regulatory requirements free and clear of any mortgages, liens, charges, encumbrances or title defects of any nature whatsoever; and (iv) subject to the matters set forth in this Agreement and applicable law, Coin (or its nominees) shall receive good and marketable title to the Swap Shares;
(i) this Agreement has been duly executed and delivered by it and the consummation by such party of the transactions contemplated by this Agreement will not violate any statute or law or any judgement, decree, order, regulation or rule of any court or governmental authority by which such party is bound or the charter, bylaws or other instruments under which such party is formed and its activities are governed; and (ii) this Agreement constitutes a valid and binding agreement of such party and is enforceable against such party in accordance with the terms hereof (subject to applicable bankruptcy laws and similar laws granting relief to debtors or affecting the rights of creditors, and the equitable powers of court with proper jurisdiction);
In relation to the Interest to be allotted Tethys and TKL warrant, represent and undertake to Coin that:-
they are willing and able to bear the economic risk of holding the Interest and have adequate means of providing for their current needs and reasonably anticipated contingencies and have no need for liquidity. In making these statements, Tethys and TKL have taken into account that (i) they may have to hold the Interest for an indefinite period and (ii) they could experience a complete loss of any value or investment in the Interest. By reason of the business and financial experience they have such knowledge, sophistication and experience in business and financial matters to enable them to evaluate the merits and risks of acquiring the Interest;
they have has evaluated the risks of holding the Interest and have relied on no information supplied by or on behalf of Coin.
General
This Agreement shall, to the extent that it remains to be performed, continue in full force and effect after Completion.
This Agreement shall be binding on each party’s legal personal representatives.
This Agreement is governed by and is to be construed in accordance with English law.
The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.
This Agreement contains the entire agreement between the parties with respect to its subject matter and may not be amended except by an instrument in writing signed by the parties hereto. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.
The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.

This Agreement is entered into by the parties on the date at the beginning of this Agreement.
Signed for and on behalf of Tethys Petroleum Limited :

Signature:	/s/: D Robson
Name:	Dr David Robson
Position:	Chairman and Managing Director

Signature:	/s/: V McDonnell
Name:	Vincent McDonnell
Position:	Director

Signed for and on behalf of Tethys Kazakhstan Limited :

Signature:	/s/: E A Landles
Name:	Elizabeth Landles
Position:	Director

Signature:	/s/: D Robson
Name:	Dr David Robson
Position:	Chairman and Managing Director

Signed for and on behalf of Coin Investments Limited :

Signature:	/s/: Assel Terlikbayeva
Name:	Under power of attorney